Exhibit 5

BOSTON    CONNECTICUT    FLORIDA    NEW JERSEY    NEW YORK    WASHINGTON, D.C.

DAY PITNEY LLP

Attorneys at Law

One Jefferson Road

Parsippany, NJ 07054-2891

                August 30, 2019

Valley National Bancorp

One Penn Plaza, Suite 2930

New York, New York 10119

Re:	Merger of Valley National Bancorp and Oritani Financial Corp.

We have acted as counsel to Valley National Bancorp, a New Jersey corporation (the “Company”), in connection with its proposed issuance of up to 75,711,589 shares of its common stock, no par value per share (the “Common Stock”), pursuant to the Agreement and Plan of Merger, dated as of June 25, 2019, between the Company and Oritani Financial Corp. (the “Merger Agreement”). Under the Merger Agreement, Oritani Financial Corp. will merge with and into the Company, with the Company as the surviving entity in the merger (the “Merger”). The Common Stock is being registered pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on the date hereof (the “Registration Statement”).

We have examined originals or copies, certified or otherwise and identified to our satisfaction, of the Merger Agreement, the Registration Statement, the Restated Certificate of Incorporation, and By-laws of the Company, as amended and restated, each as currently in effect, relevant resolutions of the Board of Directors of the Company or committees thereof and such other documents as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth. In our examination of documents, we have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, the genuineness of all signatures, the legal capacity of all natural persons, and the completeness and accuracy of the corporate records of the Company provided to us.

Based on the foregoing and assuming that (i) the Registration Statement has been declared effective under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the shareholders of the Company have approved the issuance of up to 75,711,589 shares of Common Stock in connection with the Merger, we are of the opinion that the Common Stock, when issued as described in the Registration Statement, including the Prospectus relating to the Common Stock (the “Prospectus”), will be validly issued, fully paid and non-assessable.

August 30, 2019

This opinion letter is to be used only in connection with the Registration Statement and the issuance of the Common Stock as described in the Prospectus and may not be used, quoted or relied upon for any other purpose without our prior written consent.

The opinion rendered herein is limited in all respects to the laws of the State of New Jersey and the federal laws of the United States. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to use of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ DAY PITNEY LLP

DAY PITNEY LLP